Exhibit 99.1

TheStreet Reports Third Quarter 2013 Results

NEW YORK November 7, 2013 – TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, today reported financial results for the third quarter of 2013. The Company reported revenue of $13.6 million, a net loss of $1.2 million and Adjusted EBITDA(1) of $261 thousand for the quarter.

The Company generated $481 thousand in operating cash flow for the nine months ended September 30, 2013, compared to a use of $5.8 million in operating cash flow for the prior year period.

Revenue for the third quarter increased 17% compared to the same period last year and 1% sequentially. Subscription Services revenue was $11.2 million for the third quarter, an increase of 25% compared to the prior year period and 4% sequentially. The increase in revenue was the result of our acquisitions of The Deal and DealFlow Media properties, completed in September 2012 and April 2013, respectively. Media revenue was $2.4 million for the third quarter, a decrease of 9% compared to the prior year period and 11% sequentially.

“TheStreet’s third quarter revenue growth of 17% is our second consecutive quarter with year-over-year revenue growth and reflects the continued execution of our strategy,” said Elisabeth DeMarse, Chairman, President and Chief Executive Officer. “It’s a very exciting time for TheStreet. We’re growing our topline, generating cash, expanding our robust M&A pipeline and investing in great products with market appeal that can dominate”, concluded DeMarse.

Operating expenses in the third quarter of 2013 were $14.8 million, a decrease of 7% as compared to the prior year period. Excluding restructuring charges, operating expenses increased by $1.9 million as the result of our acquisitions.

The Company’s net loss was $1.2 million in the third quarter of 2013 compared to a net loss of $4.2 million in the prior year period. The Company reported basic and diluted net loss per share attributable to common stockholders of $0.03 in the third quarter of 2013, as compared to a net loss per share of $0.13 in the prior year period.

Adjusted EBITDA was $261 thousand in the third quarter of 2013 compared to $1.0 million in the prior year period.

The Company ended the third quarter of 2013 with cash and cash equivalents, restricted cash and marketable securities of $58.4 million.

Selected Operating Results of Third Quarter 2013

•	The number of paid subscriptions at period end was 82,300, an increase of 11% from the prior year and 6% sequentially (2).

•	Average monthly churn improved to 2.0% from 2.6% in the prior year period (2) (3).

•	Average revenue per user decreased 6.2% as compared to the prior year period (2).

Conference Call Information

TheStreet will discuss its financial results for the third quarter today at 4:30 p.m. ET.

To participate in the call, please dial (800) 649-5127 (domestic) or (914) 495-8549 (international). The Conference ID number is 78042860. This call is being webcast and can be accessed in the Investor Relations section of TheStreet website at http://investor-relations.thestreet.com/events.cfm.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately ninety calendar days.

About TheStreet

TheStreet, Inc. (www.t.st) is the leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide. The Company’s portfolio of business and personal finance brands includes: TheStreet, RealMoney, RealMoney Pro, Stockpickr, Action Alerts PLUS, Options Profits, MainStreet and RateWatch. To learn more, visit www.thestreet.com. The Deal, the Company’s institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control. To learn more, visit www.thedeal.com.

TheStreet, Inc. logo is available at

http://photos.prnewswire.com/prnh/20130102/NY35868LOGO-b.

Non-GAAP Financial Information

(1)	To supplement the Company’s financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses non-GAAP measures of certain components of financial performance, including “EBITDA,” “Adjusted EBITDA” and “free cash flow.” EBITDA is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company’s business and provide an indication of the Company’s ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. Adjusted EBITDA further eliminates the impact of non-cash stock compensation, restructuring, transaction related costs and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. “Free cash flow” means net loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it gives investors a view of the Company’s ability to generate cash.
(2)	Excludes the impact of the acquisition of The Deal and DealFlow Media assets.
(3)	Average monthly churn rate is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, then divided by three. Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the impact of the Company’s restructuring, growth initiatives and expectations for 2013. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission (“SEC”) that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment, our ability to drive revenue, and increase or retain current subscription revenue, our ability to optimize our free site and generate new subscription revenue; our ability to successfully integrate The Deal and other acquisitions; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

John Ferrara

Chief Financial Officer

TheStreet, Inc.

212-321-5234

ir@thestreet.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2700

ir@thestreet.com

THESTREET, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$39,625,879	$23,845,360
Marketable securities	9,576,760	18,096,091
Accounts receivable, net of allowance for doubtful accounts of $194,537 as of September 30, 2013 and $165,291 as of December 31, 2012	4,275,053	5,750,753
Other receivables, net	367,618	1,134,142
Prepaid expenses and other current assets	1,608,459	1,450,742

Total current assets	55,453,769	50,277,088
Property and equipment, net of accumulated depreciation and amortization of $15,599,302 as of September 30, 2013 and $14,633,037 as of December 31, 2012	4,679,286	5,672,000
Marketable securities	7,858,120	17,298,227
Other assets	12,197	69,957
Goodwill	27,997,286	25,726,239
Other intangibles, net of accumulated amortization of $7,912,147 as of September 30, 2013 and $6,699,283 as of December 31, 2012	11,085,143	11,190,557
Restricted cash	1,301,000	1,301,000

Total assets	$108,386,801	$111,535,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,121,205	$3,813,955
Accrued expenses	4,110,176	5,921,152
Deferred revenue	23,300,954	21,080,759
Other current liabilities	783,462	632,618

Total current liabilities	30,315,797	31,448,484
Deferred tax liability	288,000	288,000
Other liabilities	4,087,449	4,340,749

Total liabilities	34,691,246	36,077,233

Stockholders’ Equity:
Preferred stock; $0.01 par value; 10,000,000 shares authorized; 5,500 shares issued and 5,500 shares outstanding as of September 30, 2013 and December 31, 2012; the aggregate liquidation preference totals $55,000,000 as of September 30, 2013 and December 31, 2012	55	55
Common stock; $0.01 par value; 100,000,000 shares authorized; 40,803,091 shares issued and 33,902,028 shares outstanding as of September 30, 2013, and 39,855,468 shares issued and 33,027,752 shares outstanding as of December 31, 2012	408,031	398,555
Additional paid-in capital	273,341,774	270,943,151
Accumulated other comprehensive income	(164,968)	(128,994)
Treasury stock at cost; 6,901,063 shares as of September 30, 2013 and 6,827,716 shares as of December 31, 2012	(12,110,108)	(11,974,261)
Accumulated deficit	(187,779,229)	(183,780,671)

Total stockholders’ equity	73,695,555	75,457,835

Total liabilities and stockholders’ equity	$108,386,801	$111,535,068

THESTREET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenue:
Subscription services	$11,169,084	$8,956,184	$32,179,403	$26,784,377
Media	2,415,644	2,641,571	7,469,905	10,110,361

Total net revenue	13,584,728	11,597,755	39,649,308	36,894,738

Operating expense:
Cost of services	7,460,950	5,699,275	20,607,534	17,834,336
Sales and marketing	3,525,520	2,717,794	10,644,273	10,076,902
General and administrative	2,755,016	3,143,160	9,230,616	10,242,852
Depreciation and amortization	883,760	1,295,197	2,762,283	3,740,649
Restructuring and other charges	—	3,046,104	385,610	6,039,797
Loss (gain) on disposition of assets	171,000	14,011	187,434	(205,989)

Total operating expense	14,796,246	15,915,541	43,817,750	47,728,547

Operating loss	(1,211,518)	(4,317,786)	(4,168,442)	(10,833,809)
Net interest income	32,053	91,271	169,884	295,216

Net loss	(1,179,465)	(4,226,515)	(3,998,558)	(10,538,593)
Preferred stock cash dividends	—	—	—	192,848

Net loss attributable to common stockholders	$(1,179,465)	$(4,226,515)	$(3,998,558)	$(10,731,441)

Basic and diluted net loss per share:
Net loss	$(0.03)	$(0.13)	$(0.12)	$(0.32)
Preferred stock cash dividends	—	—	—	(0.01)

Net loss attributable to common stockholders	$(0.03)	$(0.13)	$(0.12)	$(0.33)

Weighted average basic and diluted shares outstanding	33,892,790	32,848,076	33,654,044	32,648,487

Net loss	$(1,179,465)	$(4,226,515)	$(3,998,558)	$(10,538,593)
Net interest income	(32,053)	(91,271)	(169,884)	(295,216)
Depreciation and amortization	883,760	1,295,197	2,762,283	3,740,649

EBITDA	(327,758)	(3,022,589)	(1,406,159)	(7,093,160)
Restructuring and other charges	—	3,046,104	385,610	6,039,797
Stock based compensation	417,616	565,601	1,216,041	1,632,405
Loss (gain) on disposition of assets	171,000	14,011	187,434	(205,989)
Transaction related costs	—	443,318	141,118	518,647

Adjusted EBITDA	$260,858	$1,046,445	$524,044	$891,700

THESTREET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Nine Months Ended September 30,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(3,998,558)	$(10,538,593)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation expense	1,216,041	1,632,405
Provision for doubtful accounts	3,730	100,887
Depreciation and amortization	2,762,283	3,740,649
Restructuring and other charges	393,195	1,396,695
Deferred rent	(241,899)	(239,968)
Noncash barter activity	20,000	126,940
Loss (gain) on disposition of assets	187,434	(205,989)
Changes in operating assets and liabilities:
Accounts receivable	1,773,584	2,058,490
Other receivables	865,159	(502,866)
Prepaid expenses and other current assets	(145,417)	(334,508)
Other assets	2,928	40,601
Accounts payable	(1,695,000)	(473,986)
Accrued expenses	(1,954,966)	(1,531,416)
Deferred revenue	1,375,369	(1,139,243)
Other current liabilities	(58,676)	113,626
Other liabilities	(24,001)	—

Net cash provided by (used in) operating activities	481,206	(5,756,276)

Cash Flows from Investing Activities:
Purchase of marketable securities	—	(41,151,130)
Sale and maturity of marketable securities	17,923,464	30,363,261
Purchase of assets from DealFlow Media, Inc.	(1,764,716)	—
Purchase of The Deal, LLC	—	(5,430,063)
Capital expenditures	(813,469)	(915,263)
Proceeds from the disposition of assets	71,881	222,300

Net cash provided by (used in) investing activities	15,417,160	(16,910,895)

Cash Flows from Financing Activities:
Cash dividends paid on common stock	—	(1,640,421)
Cash dividends paid on preferred stock	—	(192,848)
Proceeds from the sale of common stock	—	135,000
Proceeds from the exercise of stock options	18,000	—
Shares withheld on RSU vesting to pay for withholding taxes	(135,847)	(830,669)

Net cash used in financing activities	(117,847)	(2,528,938)

Net increase (decrease) in cash and cash equivalents	15,780,519	(25,196,109)
Cash and cash equivalents, beginning of period	23,845,360	44,865,191

Cash and cash equivalents, end of period	$39,625,879	$19,669,082

Noncash investing and financing activities:
Stock issued for business combination	$780,863	$—

Net loss	$(3,998,558)	$(10,538,593)
Noncash expenditures	4,340,784	6,551,619
Changes in operating assets and liabilities	138,980	(1,769,302)
Capital expenditures	(813,469)	(915,263)

Free cash flow	$(332,263)	$(6,671,539)